Exhibit 99.1

For further information:
Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Beth Coronelli
312-564-6052
bcoronelli@theprivatebank.com

For Immediate Release

PrivateBancorp Stockholders Approve All Proposals

CHICAGO, May 27, 2010 — PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that its stockholders have approved all proposals at the 2010 annual meeting.

PrivateBancorp stockholders approved the following proposals:
•	The election of Board members Robert F. Coleman, James M. Guyette, Collin E. Roche, and William R. Rybak
•	The ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010
•	A non-binding advisory vote on 2009 executive compensation
•	An amendment to the company’s amended and restated certificate of incorporation to increase the authorized shares of voting common stock

“We appreciate the support of our shareholders in our plan to transform this Company into a leading commercial middle market bank,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “Despite the difficult environment, we have extended over $5 billion in loans since late 2007 to help companies invest in their operations, expand their businesses and provide jobs in their communities.”

Of the 67.8 million shares eligible to vote as of the March 31, 2010, record date, more than 62.6 million votes, or approximately 92 percent of the total shares outstanding, were represented at the meeting.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve.   As of March 31, 2010, the Company had 34 offices in 10 states and $12.8 billion in assets.  Our website is www.theprivatebank.com.